UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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Trulia, Inc.

(Name of Registrant as Specified In Its Charter)

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TRULIA, INC.

116 NEW MONTGOMERY STREET

SAN FRANCISCO, CALIFORNIA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Standard Time on Tuesday, June 5, 2013

Dear Stockholders of Trulia, Inc.:

The Annual Meeting of Stockholders of Trulia, Inc., a Delaware corporation, will be held on Tuesday, June 5, 2013, at 1:00 p.m. Pacific Daylight Time, at Trulia’s headquarters, located at 116 New Montgomery Street, San Francisco, California 94105, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

3.	To consider and vote upon a proposal to amend and restate the 2012 Equity Incentive Plan to (i) add 2 million shares to the total number of shares of common stock reserved for issuance thereunder and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended the compensation recognized by its executive officers in connection with certain awards that may be granted under the 2012 Equity Incentive Plan in the future;

4.	To conduct an advisory vote on the compensation of the named executive officers for the year ended December 31, 2012, as described in this proxy statement;

5.	To conduct an advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Trulia, Inc. has fixed the close of business on April 19, 2013 as the record date for the meeting. Only stockholders of record of our common stock on April 19, 2013 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

This proxy statement and our 2012 annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Trulia, Inc. and look forward to either greeting you personally at the meeting or receiving your proxy.

By order of the Board of Directors,

Peter Flint

Chief Executive Officer

San Francisco, California

April 26, 2013

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TRULIA, INC.

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on June 5, 2013, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held at Trulia’s headquarters, located at 116 New Montgomery Street, San Francisco, California 94105, on Tuesday, June 5, 2013 at 1:00 p.m. PDT. This proxy statement, the accompanying form of proxy card and our 2012 annual report are first being mailed on or about April 26, 2013 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class I directors to hold office until the 2016 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•

an amendment and restatement of our 2012 Equity Incentive Plan (the “2012 Plan”) to (i) add 2 million shares to the total number of shares of common stock reserved for issuance thereunder and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) the compensation recognized by our executive officers in connection with certain awards that may be granted under the 2012 Plan in the future;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of future advisory votes on executive compensation; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

The board of directors recommends a vote:

•	“FOR” the nominees for election as Class I directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•

“FOR” the amendment and restatement of the 2012 Plan to (i) add 2 million shares to the total number of shares of common stock reserved for issuance thereunder; and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Code the compensation recognized by our executive officers in connection with certain awards that may be granted under the 2012 Plan in the future;

•	“FOR” the approval of our executive compensation; and

•	Every “Three Years” for the frequency of future advisory votes on executive compensation.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 19, 2013, the record date, may vote at the Annual Meeting. As of the record date, we had 32,110,727 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and this proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 4, 2013 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Trulia, Inc., in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal One: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “abstain” on each of the nominations for election as a director.

•

Proposal Two: The ratification of the appointment of Deloitte & Touche LLP must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal Three: The approval of the amendment and restatement of our 2012 Plan to (i) add 2 million shares to the total number of shares of common stock reserved for issuance thereunder and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Code the compensation recognized by our executive officers in connection with certain awards that may be granted under the 2012 Plan in the future must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

•

Proposal Four: The approval of our executive compensation must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and, thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

•

Proposal Five: The frequency of future advisory votes on executive compensation selected by stockholders will be the frequency that receives the highest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

How are proxies solicited for the Annual Meeting?

The board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of Deloitte & Touche LLP. Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors, the amendment and restatement of our 2012 Plan, the approval of our executive compensation, and the frequency of future advisory votes on executive compensation.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Trulia or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials and 2012 annual report to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials and 2012 annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Trulia only send a single copy of the proxy materials and 2012 annual report, stockholders may contact us as follows:

Trulia, Inc.

Attention: Investor Relations

116 New Montgomery Street

San Francisco, California 94105

(415) 648-4358

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 27, 2013. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Trulia, Inc.

Attention: Corporate Secretary

116 New Montgomery Street

San Francisco, California 94105

Fax: (415) 462-5178

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2014 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 10, 2014; and

•	not later than the close of business on March 12, 2014.

In the event that we hold our 2014 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2013 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Trulia at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing Trulia’s filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our business affairs are managed under the direction of our board of directors, which is currently composed of six members. Four of our directors are independent within the meaning of the listing rules of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The following table sets forth the names and certain other information for each of the nominees for election as a director and for each of the continuing members of the board of directors as of March 31, 2013.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Peter Flint	I	38	Co-Founder, Chairman, and Chief Executive Officer	2005	2013	2016
Gregory Waldorf (1)(2)(3)	I	44	Director	2005	2013	2016

Continuing Directors
Sami Inkinen	II	37	Director, Co-Founder	2005	2014	—
Theresia Gouw (2)	II	45	Director	2005	2014	—
Erik Bardman (1)(3)	III	46	Director	2012	2015	—
Robert Moles (1)(3)	III	58	Director	2006	2015	—

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Nominees for Director

Peter Flint. Mr. Flint is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since our inception in June 2005. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and a Master of Business Administration degree from Stanford University.

We believe that Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and one of our founders, his perspective as one of our significant stockholders, and his extensive background as an executive of companies in the Internet industry.

Gregory Waldorf. Mr. Waldorf has served as a director since September 2005. Mr. Waldorf served as Chief Executive Officer of eHarmony, Inc., an online dating company, from April 2006 to January 2011. Mr. Waldorf has served on the boards of directors of several private companies. Mr. Waldorf holds a Bachelor of Arts degree from the University of California, Los Angeles and a Master of Business Administration degree from Stanford University.

We believe that Mr. Waldorf is qualified to serve as a member of our board of directors because he brings strategic insights and operational leadership and experience as a former chief executive officer of a technology company, as well as because of the experience and perspective he has obtained in his roles as an investor in, advisor to, and board member of, numerous companies.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Flint and Waldorf. Trulia expects that Messrs. Flint and Waldorf will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Erik Bardman. Mr. Bardman has served as a director since June 2012. Mr. Bardman will be joining Roku, Inc. as its Chief Financial Officer beginning May 2013. He served as the Chief Financial Officer and Senior Vice President Finance of Logitech International S.A. from October 2009 to April 2013. Prior to joining Logitech, Mr. Bardman served as Acting Chief Financial Officer of ZillionTV Corporation, a personalized television service, from March 2009 to September 2009. Prior to ZillionTV, Mr. Bardman served in a number of positions at eBay, Inc., over five and one half years, including Vice President and Chief Financial Officer of eBay Marketplaces from May 2005 to September 2008. Prior to eBay, Mr. Bardman served in a number of positions at General Electric Company, over the course of 15 years, including Vice President of Strategic Pricing at GE Global Consumer Finance from October 1999 to June 2003. Mr. Bardman holds a Bachelor of Arts degree from Dickinson College and is also a graduate of General Electric’s Financial Management Program.

We believe that Mr. Bardman is qualified to serve as a member of our board of directors because of his deep expertise in finance and his experience as an executive at several successful technology companies.

Theresia Gouw. Ms. Gouw has served as a director since December 2005. Ms. Gouw is a general partner at Accel Partners, a venture capital firm, which she joined in 1999, where she focuses on software investments, with a specific interest in social commerce, vertical media, security, and consumer Internet/mobile applications. Ms. Gouw serves on the board of directors of Imperva, Inc., as well as on the boards of directors of several other software and technology companies that are portfolio companies of Accel Partners. Ms. Gouw holds a Bachelor of Science degree from Brown University and a Master of Business Administration degree from Stanford University.

We believe that Ms. Gouw is qualified to serve as a member of our board of directors because of her experience in the software and technology industries as an investment professional and as an executive, her experience as a director of other technology companies, as well as her perspective as a representative of one of our significant stockholders.

Sami Inkinen. Mr. Inkinen is our co-founder, served as our President from February 2010 to March 2012, and has served as a director since our inception in 2005. Mr. Inkinen served as our Chief Financial Officer and Chief Operating Officer from our inception until his promotion to President in February 2010. From June 2000 to November 2002, Mr. Inkinen served as Co-Founder and Vice President, Business Development of Matchem Ltd., a wireless software company, of which he was a co-founder. Mr. Inkinen also was an associate consultant with McKinsey & Company, Inc. from January 2003 to August 2003. Mr. Inkinen holds a Master of Engineering degree from the Helsinki University of Technology and a Master of Business Administration degree from Stanford University.

We believe that Mr. Inkinen is qualified to serve as a member of our board of directors because of the perspective and experience he brings as one of our former executives and a founder, as well as his perspective as one of our significant stockholders.

Robert Moles. Mr. Moles has served as a director since June 2006. Mr. Moles has served as the Chairman of Intero Real Estate Services, Inc., a real estate brokerage company, since April 2004. Prior to joining Intero, Mr. Moles served as President and Chief Executive Officer of the Real Estate Franchise Group of Cendant Corporation from October 2001 to June 2004. Prior to Cendant, from March 1997 to October 2001, Mr. Moles served as President and Chief Executive Officer of Century 21 Real Estate LLC, a real estate franchise company. Mr. Moles serves on the board of directors for Heritage Bank of Commerce, Heritage Commerce Corporation, and Western Bancorp, Inc. He has served as an advisor to Santa Clara University and the University of San Diego. Mr. Moles holds a Bachelor of Science degree from Santa Clara University.

We believe that Mr. Moles is qualified to serve as a member of our board of directors because of his experience and expertise as an executive at several companies in the real estate industry and his experience as a director of other public companies.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the rules of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. Gouw and Messrs. Bardman, Moles, and Waldorf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure

Mr. Flint currently serves as both Chairman of our board of directors and Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Flint’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since June 2005, Mr. Flint is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. Flint possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the Chief Executive Officer brings company specific experience and expertise. The board of directors believes that Mr. Flint’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a lead independent director at any time when the Chairman is not independent. Because our Chief Executive Officer, Mr. Flint, is our Chairman, our board of directors has appointed Mr. Waldorf to serve as our lead independent director. In addition, from time to time, our lead independent director, Mr. Waldorf will preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During the year ended December 31, 2012, the board of directors held eight meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he or she was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the board’s standing committees are independent, and each of these committees is led by a committee chair.

Audit Committee

Our audit committee consists of Messrs. Bardman, Moles, and Waldorf, with Mr. Bardman serving as Chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the New York Stock Exchange listing standards. In addition, our board of directors has determined that Mr. Bardman is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The audit committee had four meetings in 2012. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the Audit Committee Charter is available on our website at http://ir.trulia.com/.

Compensation Committee

Our compensation committee consists of Ms. Gouw and Mr. Waldorf, with Mr. Waldorf serving as Chairman. The composition of our compensation committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The compensation committee had six meetings in 2012. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the Compensation Committee Charter is available on our website at http://ir.trulia.com/.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Bardman, Moles, and Waldorf, with Mr. Waldorf serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under New York Stock Exchange listing standards and SEC rules and regulations. The nominating and corporate governance committee had one meeting in 2012. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the New York Stock Exchange. A copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://ir.trulia.com/.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, the nominating and corporate governance committee will consider the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors. Some of the qualifications that the nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. The nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on our board of directors, (1) the highest personal and professional ethics and integrity, (2) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (3) skills that are complementary to those of the existing members of our board of directors, (4) the ability to assist and support management and make significant contributions to the company’s success, and (5) an understanding of the fiduciary responsibilities that are required of a member of our board of directors, and the commitment of time and energy necessary to diligently carry out those responsibilities. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee may also take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, the board of directors or management.

Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints. The nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, the nominating and corporate governance committee recommends to the full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

The nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular nominee criteria described above. This process is designed to ensure that the board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include the information about the candidate, relevant qualifications, a signed letter from the candidate confirming willingness to serve, a statement of support by the recommending stockholder, information regarding any relationships between the candidate and the company and evidence of the recommending stockholder’s ownership of company stock. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the board of directors by complying with the procedures in Section 2.4 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the company, attention of the General Counsel or the Legal Department, at Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105. Notice must be received by us no earlier than February 10, 2014 and no later than March 12, 2014. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with the board of directors or with an individual member of the board of directors may do so by writing to the board of directors or to the particular member of the board of directors, and mailing the correspondence to our General Counsel at Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California, 94105, Attn: General Counsel. Our General Counsel or Legal Department will review all incoming stockholder communications and, if appropriate, such stockholder communications will be forwarded to the appropriate member or members of the board of directors, or if none is specified, to the Chairman of the board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Relations portion of our website at http://ir.trulia.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and the board of directors is essential for effective risk management and oversight. Our board meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. The audit committee also reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks. The audit committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. The nominating and corporate governance committee assists our board in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. The compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

The following table provides information concerning the compensation paid by us to each of our non-employee directors in the year ended December 31, 2012. Mr. Inkinen is now a non-employee director, but until February 2012 he was an executive officer of Trulia and therefore his compensation is set forth in the section titled “Executive Compensation.” For all of our non-employee directors, we offer to reimburse any travel expenses or other related expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Current non-employee directors:
Erik Bardman	$4,875	—	$155,575	—			—	$160,450
Gregory Waldorf	$6,750	—	$272,930	—	$25,000	(4)	—	$304,680
Robert Moles	$3,375	—	$87,357	—			—	$90,732
Theresia Gouw	$1,250	—	$85,260	—			—	$86,510

(1)	Cash fees paid for board and/or committee service reflect a partial year of service beginning upon the completion of our initial public offering (“IPO”), in September 2012.
(2)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the director in 2012, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 4, 2013.

(3)	As of December 31, 2012, the aggregate number of shares underlying options awards outstanding for each of our non-employee directors was:

Name	Options
Erik Bardman	24,500
Robert Moles	126,175
Theresia Gouw	10,500
Gregory Waldorf	49,000

(4)	We paid Mr. Waldorf a cash bonus of $25,000 in 2012 as an incentive to become our lead independent director.

Gregory Waldorf Letter Agreement

In January 2012, we entered into a letter agreement with Gregory Waldorf confirming his agreement to serve as the lead independent director of our board of directors. Pursuant to the letter agreement, in February 2012, our board of directors granted to Mr. Waldorf a stock option to purchase 24,500 shares of common stock at a price per share of $6.81, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Waldorf vests monthly over a 12-month period, and has a vesting commencement date of July 1, 2011. As such, a majority of shares subject to the stock option were vested on the date of grant, which was in recognition of Mr. Waldorf’s significant contributions and service to us as a director and advisor. In addition, pursuant to the letter agreement, we also paid Mr. Waldorf a cash bonus of $25,000 in April 2012, and agreed to reimburse him for reasonable travel and incidental expenses that we approve. Additionally, in July 2012, our board of directors granted to Mr. Waldorf a stock option to purchase 24,500 shares of common stock at a price per share of $16.53, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Waldorf vests monthly over a 12-month period, and has a vesting commencement date of July 1, 2012. The vesting of both of Mr. Waldorf’s stock option grants accelerate in full upon a “company transaction” (as defined in our 2005 Stock Incentive Plan, or the 2005 Plan). Both of Mr. Waldorf’s stock option grants are “early-exercisable” as to unvested shares, provided that unvested shares are subject to our repurchase on a termination of service.

Erik Bardman Letter Agreement

In May 2012, we entered into a letter agreement with Erik Bardman confirming his agreement to serve on our board of directors and as the chairman of our audit committee. Pursuant to the letter agreement, our board of directors granted to Mr. Bardman a stock option to purchase 24,500 shares of our common stock at a price per share of $13.32, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Bardman vests monthly over a 12-month period and has a vesting commencement date of June 5, 2012. The vesting of Mr. Bardman’s stock option grant accelerates in full upon a “company transaction” (as defined in the 2005 Plan). Mr. Bardman’s stock option grant is “early-exercisable” as to unvested shares, provided that unvested shares are subject to our repurchase on a termination of service.

Option Grants to Other Directors

In February 2012, our board of directors granted to Robert Moles a stock option to purchase 12,250 shares of our common stock at a price per share of $6.81, which was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Moles vests monthly over a 12-month period and has a vesting commencement date of February 1, 2012. The vesting of Mr. Moles’s February 2012 stock option grant accelerates in full upon a “company transaction” (as defined in the 2005 Plan). Mr. Moles’s February 2012 stock option grant is “early-exercisable” as to unvested shares, provided that unvested shares are subject to our repurchase on a termination of service. In addition, on September 19, 2012, our board of directors granted to Mr. Moles a stock option to purchase 5,825 shares of our common stock at a price per share of $17.00, which was the IPO price of our common stock and was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Moles vests monthly over a five-month period and has a vesting commencement date of February 1, 2013. The vesting of Mr. Moles’s September 2012 stock option grant accelerates in full upon a “change in control” (as defined in the 2012 Plan).

On September 19, 2012, our board of directors granted to Theresia Gouw a stock option to purchase 10,500 shares of our common stock at a price per share of $17.00, which was the IPO price of our common stock and was the fair market value of our common stock on the date of grant. The stock option granted to Ms. Gouw vests monthly over a nine-month period and has a vesting commencement date of October 1, 2012. The vesting of Ms. Gouw’s stock option grant accelerates in full upon a “change in control” (as defined in the 2012 Plan).

On September 19, 2012, our board of directors granted to Sami Inkinen a stock option to purchase 10,500 shares of our common stock at a price per share of $17.00, which was the IPO price of our common stock and was the fair market value of our common stock on the date of grant. The stock option granted to Mr. Inkinen vests monthly over a nine-month period and has a vesting commencement date of October 1, 2012. The vesting of Mr. Inkinen’s stock option grant accelerates in full upon a “change in control” (as defined in the 2012 Plan).

Directors who are also our employees receive no additional compensation for their service as a director. During 2012, Messrs. Flint and Inkinen were employees, although Mr. Inkinen was not an employee when the option grant described in the prior paragraph was made. See the section titled “Executive Compensation” for more information about their compensation.

Outside Director Compensation Policy

On October 30, 2012, our board of directors adopted the Outside Director Compensation Policy to formalize our practices regarding cash and equity compensation to non-employee directors.

Cash Compensation

Under the Outside Director Compensation Policy, non-employee directors will receive annual cash retainers for service in the following positions:

Position	Annual Cash Retainer
Audit committee chair	$16,000
Audit committee member other than chair	10,000
Compensation committee chair	10,000
Compensation committee member other than chair	5,000
Nominating and corporate governance committee chair	7,000
Nominating and corporate governance committee member other than chair	3,500

Equity Compensation

Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2012 Equity Plan, or the 2012 Plan, including discretionary awards not covered under the Outside Director Compensation Policy. All awards under the Outside Director Compensation Policy will be automatic and non-discretionary.

The Outside Director Compensation Policy provides that on the date of each annual meeting of stockholders following our IPO, each non-employee director, will be granted an annual award of restricted stock units under the Plan having a value equal to $100,000. In addition, the lead independent director and the audit committee chair will each receive an additional annual award having a value equal to $100,000 at each annual meeting. Each annual award will fully vest on the earlier to occur of: (i) the next annual meeting following the date of grant or (ii) the anniversary of the grant date, in each case, subject to continued service as a director through the vesting date. For purposes of the Outside Director Compensation Policy, value means the per share fair market value of our common stock on a given date, multiplied by the shares subject to the annual award.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of the Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in the 2012 Plan).

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Deloitte & Touche LLP (“Deloitte”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2013. During the year ended December 31, 2012, Deloitte served as our independent registered public accounting firm.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of Trulia and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2013. Our audit committee is submitting the selection of Deloitte to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Deloitte will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If the stockholders do not ratify the appointment of Deloitte, the board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees (1)	$491,278	$1,991,785
Tax Fees (2)	$38,633	$278,215

	$529,911	$2,270,000

(1)

“Audit Fees” consist of professional services rendered in connection with the audit of our annual financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly report on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for 2012 also consisted of professional services rendered in connection with our Form S-1 and Form S-8 related to our initial public offering of common stock completed in September 2012.

(2)	“Tax Fees” consist of professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In 2012, there were no other professional services provided by Deloitte that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Other services. Other services are those services not described in the other categories.

The audit committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the audit committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the audit committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the audit committee. All fees paid to Deloitte for the year ended December 31, 2012 was pre-approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Relations portion of our web site at www.trulia.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Deloitte, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and Deloitte;

•

discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICIPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

Based on the audit committee’s review and discussions with management and Deloitte, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Erik Bardman (Chair)

Robert Moles

Gregory Waldorf

PROPOSAL THREE

AMENDMENT AND RESTATEMENT OF OUR 2012 EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment and restatement to our 2012 Plan to (i) add 2 million shares to the total number of shares of our common stock reserved for issuance under the 2012 Plan (the “Share Increase”); and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Code the compensation recognized by our executive officers in connection with certain awards that may be granted under the 2012 Plan in the future (collectively with the Share Increase, the “Restatement”). On April 8, 2013, our board of directors approved the Restatement, subject to stockholder approval at the 2013 annual meeting of stockholders. The 2012 Plan has not been amended in any material way (other than the Restatement) since stockholders last approved the 2012 Plan in 2012 prior to our IPO. Other than the Restatement, the 2012 Plan will not be amended in any way pursuant to this proposal.

The board of directors believes that the Share Increase is essential to the Company’s continued success as the additional shares will enable us to increase our flexibility for continued use of the 2012 Plan to achieve our employee performance, recruiting, retention and incentive goals. The board of directors and management believe that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the company, and provide an effective means of recognizing employee contributions to our success. The board of directors and management believe that equity awards are a competitive necessity in our high-technology industry and are essential to recruiting and retaining the highly qualified technical and other key personnel who help us meet our goals, as well as rewarding and encouraging current employees. The board of directors and management believe that the continued ability to grant equity awards will be important to our future success, particularly as we seek to expand our business through acquisitions of, or investments in, complementary businesses, products, services, technologies or other assets.

Section 162(m) of the Code (“Section 162(m)”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the Chief Executive Officer and other “covered employees,” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the 2012 Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2012 Plan limits the sizes of such awards as further described below. By approving the Restatement, the stockholders will be approving, among other things, eligibility requirements for participation in the 2012 Plan, performance measures upon which specific performance goals applicable to certain awards would be based, limits on the numbers of shares or compensation that could be made to participants, and the other material terms of the 2012 Plan and awards granted under the 2012 Plan.

Effect of the Proposal

As of March 31, 2013, 2,534,726 shares were available for grant under the 2012 Plan. If stockholders approve the Restatement, the number of shares authorized and available for issuance under the 2012 Plan will be 4,534,726 shares. If stockholders do not approve the Restatement, then we will not have the increased flexibility of the Share Increase for use of the 2012 Plan and we will not able to grant awards intended to qualify as “performance-based” within the meaning of Section 162(m). If stockholders do not approve the Restatement, our Chief Executive Officer and “covered employees” may receive performance-based compensation under alternative arrangements, but may not receive performance-based compensation (other than options) under the 2012 Plan.

Summary of the 2012 Equity Incentive Plan

The following is a summary of the principal features of the 2012 Plan, as amended and restated and its operation. For purposes of this summary, references to the 2012 Plan shall refer to the 2012 Plan, as amended and restated. The summary is qualified in its entirety by reference to the 2012 Plan as set forth in Appendix A.

Our board of directors initially adopted, and our stockholders approved, the 2012 Plan prior to our IPO. The 2012 Plan became effective on the business day immediately prior to the effective date of the registration statement in connection with our IPO. Our board of directors approved the Restatement in April 2013, subject to approval by our stockholders at the Annual Meeting. The 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants. As of March 31, 2013, 496 employees, 3 directors and no consultants hold awards under the 2012 Plan.

Authorized Shares. As of March 31, 2013, a total of 3,472,112 shares (this excludes the 2 million shares approved in the Restatement in April 2013) of our common stock have been reserved for issuance pursuant to the 2012 Plan. In addition, the shares reserved for issuance under the 2012 Plan include shares returned to the 2005 Plan as the result of expiration or termination of awards (provided that the maximum number of shares that may be added to the 2012 Plan pursuant to this provision is 1,000,000 shares). The number of shares available for issuance under the 2012 Plan will also include an annual increase on the first day of each year, equal to the least of:

•	2,100,000 shares;

•	4% of the outstanding shares of our common stock as of the last day of our immediately preceding year; or

•	such other amount as our board of directors may determine.

If our stockholders approve the Share Increase, an additional 2 million shares will be added to the share reserve under the 2012 Plan.

Plan Administration. Our board of directors or the compensation committee will administer the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also has the authority to amend existing awards to reduce their exercise price, to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards with a higher or lower exercise price.

Stock Options. The exercise price of options granted under the 2012 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value of our common stock on the grant date. Subject to the provisions of the 2012 Plan, the administrator determines the term of all other options. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of our common stock between the exercise date and the date of grant. Subject to the provisions of the 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under the 2012 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2012 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Performance Goals. Awards of restricted stock, restricted stock units, and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: attainment of research and development milestones; bookings; business divestitures and acquisitions; cash flow; cash position; contract awards or backlog; customer renewals; customer retention rates from an acquired company, business unit, or division; earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes, and net earnings); earnings per share; expenses; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; inventory turns; inventory levels; market share; net income; net profit; net sales; new product development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; product defect measures; product release timelines; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; stock price; time to market; total stockholder return; and working capital. The performance goals may differ from participant to participant and from award to award. Any criteria used may be measured in absolute terms, in combination with another performance goal, in relative terms (i.e., including, but not limited to, results for other periods, passage of time and/or compared to other companies or an index or indices), on a per share basis, against the performance of the company as a whole or a segment of the company and/or on a pre-tax or after-tax basis. In establishing the performance goals and prior to the latest date possible that will not jeopardize compliance with Section 162(m) of the Code, the administrator will determine whether any element(s) or item(s) will be included in or excluded from the calculation of any performance goal and whether to determine such goal in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or a basis other than GAAP.

Individual Award Limitations. The 2012 Plan contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to:

Award Type	Annual Number of Shares	Additional Shares in Connection with New Hire*	Maximum Number of Shares
Stock Option	1,000,000	1,000,000	2,000,000
Performance Share	500,000	500,000	1,000,000
Performance Unit	$2,000,000	$2,000,000	$4,000,000
Restricted Stock	500,000	500,000	1,000,000
Restricted Stock Units	500,000	500,000	1,000,000
Stock Appreciation Right	500,000	500,000	1,000,000

*	May be granted in the fiscal year in which the individual’s service to the company (or a parent or subsidiary corporation of the company) first commences.

The administrator will adjust the share limitations in the chart above (but not the cash amounts for performance units) in the event of any adjustment to our shares discussed below (under “Certain Adjustments”).

Outside Directors. The 2012 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2012 Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2012 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2012 Plan, the administrator will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2012 Plan provides that in the event of a merger or change in control, as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, restricted stock units and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met.

Amendment and Termination. Our board of directors has the authority to amend, suspend, or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. The 2012 Plan automatically terminates in 2022, unless we terminate it sooner.

U.S. Federal Income Tax Consequences of Participation in the 2012 Plan Generally

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the 2012 Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonqualified stock option or the sale of the stock acquired pursuant to such grant.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Units; Performance Shares; Performance Units. There are no immediate tax consequences of receiving an award of restricted stock units, performance shares or performance units. A participant who is awarded restricted stock units, performance shares or performance units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the compensation committee or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Deductibility of Awards. We generally will be entitled to a tax deduction in connection with an award under the 2012 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Section 162(m) places a $1,000,000 annual limit on the compensation deductible by us paid to certain of our executives. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2012 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The 2012 Plan has been designed to permit (but not require) the administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Deferred Compensation. Equity awards, including nonstatutory stock options and restricted stock units, can be subject to the requirements of Section 409A of the Code. These requirements include limitations on election timing, acceleration of payments, and distributions. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest charges on such deferred compensation. In addition, certain states, such as California, have enacted laws similar to Section 409A and as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges. We intend to structure any awards under the 2012 Plan to be exempt from or otherwise meet the applicable tax law requirements.

Other Tax Consequences. State tax consequences may in some cases differ from those described above. Awards under the 2012 Plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

2012 Plan Benefits

Benefits and amounts that may be received by each of the named executive officers, the executive officers as a group and all other employees under the 2012 Plan cannot be determined at this time because our compensation committee has full discretion to determine the number, type and value of awards under the 2012 Plan. The one exception is that under our Outside Director Compensation Policy, (i) each of our non-employee directors will be granted an annual award of restricted stock units under the 2012 Plan having a value equal to $100,000 at each annual meeting and (ii) in addition, the lead independent director and the audit committee chair will each receive an additional annual award having a value equal to $100,000 at each annual meeting. The following table sets forth the following persons or groups who received stock options or restricted stock units under the 2012 Plan in fiscal 2012:

Name and Position	Number of Shares Subject to Stock Options	Weighted Average Exercise Price Per Share ($)	Number of Restricted Stock Units	Dollar Value of Restricted Stock Units ($)
Peter Flint	—	—	—	—
Chief Executive Officer

Sami Inkinen	10,500	17.00
Former President

Sean Aggarwal	—	—	—	—
Chief Financial Officer

Paul Levine	—	—	—	—
Chief Operating Officer

Daniele Farnedi	—	—	—	—
Chief Technology Officer

Scott Darling	—	—	—	—
Vice President, General Counsel, and Corporate Secretary

All current executive officers of the Company as a group (5 people)	—	—	—	—

All current directors who are not executive officers as a group (5 people)	26,825	17.00	—	—

All employees who are not executive officers as a group	204,619	17.80	39,806	652,682

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE 2012 PLAN.

PROPOSAL FOUR

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with SEC rules, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 36 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on Trulia, the compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Executive Compensation Philosophy and Objectives Design” beginning on page 36 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Trulia’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Trulia’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL FIVE

ADVISORY VOTE ON THE FREQUENCY OF

ADVISORY VOTES ON EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, stockholders have the opportunity to advise the board of directors, in a non-binding vote, whether we should conduct an advisory (non-binding) vote to approve named executive officer compensation (that is, votes similar to the non-binding vote in Proposal Four above) every one, two or three years.

The board of directors has determined that holding an advisory vote on the compensation of our named executive officers every three years is the most appropriate policy at this time, and recommends that future advisory votes on the compensation of our named executive officers occur every third year. We believe that holding this advisory vote every three years will provide us with appropriate feedback on compensation decisions for our named executive officers while also providing us with the time to thoughtfully consider the results of the say-on-pay votes, respond to stockholders and implement changes.

The frequency that receives the highest number of votes cast will be deemed to be the frequency selected by the stockholders. Because this vote is advisory, it will not be binding on the board of directors. However, the board of directors will consider the outcome of the stockholder vote, along with other relevant factors, in determining a voting frequency.

THE BOARD RECOMMENDS A VOTE FOR A FREQUENCY OF ONCE EVERY “THREE YEARS”

FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers and directors as of March 31, 2013:

Name	Age	Position
Peter Flint	38	Co-Founder, Chairman, and Chief Executive Officer
Prashant “Sean” Aggarwal	47	Chief Financial Officer
Paul Levine	42	Chief Operating Officer
Daniele Farnedi	45	Chief Technology Officer
Scott Darling	41	Vice President, General Counsel, and Corporate Secretary

Peter Flint. Mr. Flint is our co-founder and has served as our Chief Executive Officer and as Chairman of our board of directors since our inception in June 2005. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and a Master of Business Administration degree from Stanford University.

We believe that Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and one of our founders, his perspective as one of our significant stockholders, and his extensive background as an executive of companies in the Internet industry.

Prashant “Sean” Aggarwal. Mr. Aggarwal has served as our Chief Financial Officer since November 2011. Prior to joining us, Mr. Aggarwal served as Vice President of Finance and Chief Accounting Officer at PayPal, Inc., an online payments company, from June 2008 to October 2011. From March 2003 to May 2008, Mr. Aggarwal worked at eBay Inc. in various finance roles including as Vice President of Finance and Vice President of Financial Planning & Analysis. Prior to eBay, Mr. Aggarwal served as Director of Finance at Amazon.com, Inc. Mr. Aggarwal started his career in investment banking with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Mr. Aggarwal holds a Bachelor of Arts degree from the College of Wooster and a Master of Management degree from Northwestern University’s Kellogg School of Management.

Paul Levine. Mr. Levine has served as our Chief Operating Officer since February 2011. Prior to joining us, Mr. Levine served as President of Digital at Current Media LLC, a broadcast media company, from February 2009 to February 2011. Prior to Current Media, Mr. Levine was Vice President of Marketing at AdBrite, Inc., an online advertising network, from August 2007 to October 2008. Prior to AdBrite, Mr. Levine served as Vice President and General Manager of Local at Yahoo! Inc., from April 2003 to July 2007. Mr. Levine has also held management positions at E*TRADE Financial Services Corporation. Mr. Levine earned his Bachelor of Arts degree from Amherst College and a Master of Business Administration degree from Stanford University.

Daniele Farnedi. Mr. Farnedi has served as our Chief Technology Officer since March 2013. Prior to serving as Chief Technology Officer, Mr. Farnedi served as our Vice President, Engineering since January 2007. Prior to joining us, Mr. Farnedi served as Director of Technology at Shopping.com, Inc., a price comparison company that was acquired by eBay, from October 2004 to January 2007. Prior to Shopping.com, Mr. Farnedi served as Director of Software Engineering at Looksmart, Ltd., from May 2000 to October 2004. Prior to Looksmart, Mr. Farnedi served as a Data Architect for Barclays Global Investors, a division of Barclays PLC, from April 1998 to May 2000, and as a Senior Software Engineer at Assyst GmbH, a leading computer-aided design software development company, from September 1995 to February 1998. Mr. Farnedi holds a Laurea degree in Electrical Engineering from the University of Bologna.

Scott Darling. Mr. Darling has served as our Vice President, General Counsel, and Corporate Secretary since October 2011. Prior to joining us, Mr. Darling served as Vice President, General Counsel, and Corporate Secretary at Imperva, Inc., from September 2010 until June 2011. Prior to Imperva, Mr. Darling served as Senior

Attorney for Microsoft Corporation from May 2008 to September 2010 following the acquisition by Microsoft of Danger, Inc., a mobile software-as-a-service company. Mr. Darling served as Danger’s Vice President, General Counsel, and Corporate Secretary from November 2004 to April 2008, and as Senior Corporate Counsel from September 2002 to October 2004. Mr. Darling started his career as an attorney at the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a Bachelor of Arts degree from Yale University and a Juris Doctor degree from the University of Michigan.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Overview

The following discussion and analysis of the compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

The compensation provided to our named executive officers for 2012 is detailed in the 2012 Summary Compensation Table and accompanying footnotes and narrative that follows this section. This section explains our executive compensation philosophy and objectives, our compensation-setting process, and the elements of our compensation program.

Our named executive officers in 2012 were:

•	Peter Flint, our Chief Executive Officer, or CEO, and co-founder;

•	Sami Inkinen, our former President and co-founder;

•	Sean Aggarwal, our Chief Financial Officer, or CFO;

•	Paul Levine, our Chief Operating Officer, or COO;

•	Daniele Farnedi, our Chief Technology Officer; and

•	Scott Darling, our Vice President, General Counsel, and Corporate Secretary.

In March 2012, Mr. Inkinen’s employment with us ended, but Mr. Inkinen continues to serve as one of our directors. During 2012, Mr.  Farnedi served as our Vice President, Engineering and was appointed as our Chief Technology Officer in March 2013.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to provide a compensation program that attracts and retains our executive officers, including our named executive officers, and to motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We strive to provide compensation packages to our executive officers that are competitive, reward achievement of our business objectives, and align executive and stockholder interests through equity ownership.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract, motivate and retain qualified executives to support growth expectations;

•	provide total direct compensation, consisting of salary and short-term and long-term incentive awards that are competitive with the market while remaining internally equitable and fair;

•	ensure that our executive compensation program and actual payouts are aligned with financial performance and strategic business goals;

•	ensure a substantial portion of each executive’s total compensation is at-risk and varies based on company and individual performance; and

•	align the executive compensation program with both short-term and long-term stockholder interests.

Compensation-Setting Process

Role of the Board of Directors and Compensation Committee

The initial compensation arrangements with our executive officers, including the named executive officers, have been determined in negotiations with each individual executive when such executive joined us. Historically, the board of directors or our CEO has been responsible for negotiating these arrangements.

With respect to continuing executive compensation arrangements, historically, our board of directors has been responsible for overseeing, determining, and approving the compensation of our CEO and our former President, and has been responsible for overseeing the compensation of our other executive officers on an informal basis. With respect to the compensation of our named executive officers other than our CEO, our board of directors consults with our CEO and has typically informally approved his recommendations because of his closer nexus to his direct reports. Historically, our board of directors has overseen our 2005 Stock Incentive Plan, or the 2005 Plan, and awards thereunder.

Typically, in the first quarter of each year, our board of directors would review the compensation of our CEO. At that time, our board of directors would also evaluate the performance of the company and the CEO’s contributions thereto to determine whether to pay him cash bonuses for the previous year and, if so, the amount of any such bonuses.

In February 2012, we established a compensation committee of our board of directors that has assumed responsibility for overseeing our executive compensation program and will approve the compensation of our CEO and our executive officers. The compensation committee determined incentive compensation earned by our named executive officers for the 2012 performance period. Going forward, the compensation committee will be responsible for annually reviewing and approving compensatory arrangements for our named executive officers and will act as administrator of our equity compensation plans. See the summary description of the compensation committee’s composition and charter in the section titled “Board of Directors and Corporate Governance—Board Meetings and Committees—Compensation Committee.”

Role of Senior Management

In prior years, our CEO has typically sought the approval of our board of directors on an informal basis regarding the compensation for our other named executive officers. While, historically, our board of directors had final authority with respect to compensation decisions for our executive officers, our board of directors typically deferred to the recommendations of our CEO with respect to our other named executive officers because our CEO had a better understanding of the performance of his direct reports. With respect to his role in our executive compensation process, our CEO quarterly reviewed the performance of the other named executive officers and consulted with our board of directors on an informal basis on his conclusions and recommendations as to their compensation, including base salary adjustments and cash bonus payouts. Our CEO advised our board of directors on recommended stock option awards to the other named executive officers, which were subject to formal approval by our board of directors.

Following the establishment of the compensation committee in 2012, our CEO continued to have a similar advisory role to the compensation committee with respect to compensation decisions.

Role of Compensation Consultant

The compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies.

In May 2012, the compensation committee retained Radford, a national compensation consultant, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis. Accordingly, Radford now serves at the discretion of the compensation committee. In 2013, the compensation committee considered and assessed all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Radford’s work. Based on this review, we are not aware of any conflict of interest that has been raised by work performed by Radford. The compensation committee has directed Radford to develop one or more groups of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of more formally ensuring that the compensation we offer to our executive officers is competitive and fair.

In October 2012, the compensation committee retained Radford to provide it with information, recommendations and other advice relating to a peer group evaluation and executive compensation review. In November 2012, the compensation committee approved the following peer group for use in benchmarking and evaluating our executives’ compensation: Bazaarvoice, Blue Nile, Brightcove, Dice Holdings, eHealth, Ellie Mae, Eloqua, Epocrates, Jive Software, Liveperson, LogMeIn, Market Leader, Move Inc., OpenTable, Spark Networks, Tangoe, TechTarget, Vocus, XO Group, Yelp, and Zillow. With respect to the 2012 compensatory decisions, the compensation committee did not use the peer group and/or benchmark executive compensation and the compensation committee only considered third-party survey data for a general understanding of market compensation practices.

As we continue to become established as a publicly-traded company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve as will our process for establishing executive compensation. In the future, the compensation committee may continue to retain Radford or another compensation consultant to advise us regarding our executive compensation program to ensure that it remains properly aligned with our ongoing business strategy and that the pay mix and levels are competitive with current market practices.

Elements of Executive Compensation

Our compensation program for our named executive officers in 2012 reflects our stage of development as a private company that was transitioning towards becoming a publicly-traded company. As a private company, we had emphasized the use of equity in the form of stock options to incentivize our named executive officers to focus on our growth and create sustainable long-term stockholder value. Our founders were initially incentivized through restricted stock. After our IPO, we introduced restricted stock units as a form of equity compensation to our named executive officers. We believe that equity awards offer our named executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

We also offer cash compensation to our named executive officers in the form of a base salary and an annual cash incentive award opportunity at levels that we believe, based on the experience and knowledge of our board of directors, the compensation committee and our management team, are competitive for our stage of development and industry. Our annual cash incentive award opportunities generally focus on the achievement of specific near-term financial and strategic objectives and individual key performance objectives that will further our longer-term growth objectives. In addition, in order to attract and induce potential executive officers to leave their existing employment, we occasionally provide for a sign-on bonus. In the case of the recruitment of our CFO, we also offered certain relocation benefits.

Base Salaries

Base salaries provide our named executive officers with a fixed amount of consistent compensation and are an important motivating factor in attracting and retaining these individuals. We do not apply specific formulas to determine adjustments to base salary. Historically, the base salaries of our CEO and former President were reviewed and adjusted on a periodic basis by our board of directors. In 2012, the compensation committee was responsible for reviewing and approving base salaries for our named executive officers. For our CEO, the compensation committee considered the recommendations of our former President and also the scope of our CEO’s performance, individual contributions, responsibilities, experience, and prior base salary level. For our other continuing named executive officers, our CEO reviewed and recommended adjustments of base salary to the compensation committee, taking into consideration the scope of the named executive officer’s performance, individual contributions, responsibilities, experience, prior base salary level, and, in the case of a promotion, position. With respect to our named executive officers, their initial base salaries were generally established through arm’s-length negotiations at the time each named executive officer was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other executive officers.

In March 2012, the compensation committee approved base salary increases for our named executive officers as set forth below. In making this adjustment, the compensation committee considered the subjective factors described above, as well as the contributions expected from, and responsibilities of, each named executive officer in preparing us to transition from a private company to a publicly-traded company. Messrs. Aggarwal and Darling did not receive base salary increases because they were hired late in 2011 and their base salaries at that time had been recently determined through arm’s-length negotiations.

Named Executive Officer	Base Salary at End of 2012	Base Salary Raise in 2012
Peter Flint	$285,000	$25,000
Sami Inkinen (1)	250,000	—
Sean Aggarwal	260,000	—
Paul Levine	270,000	20,000
Daniele Farnedi	225,500	20,500
Scott Darling	230,000	—

(1)	Mr. Inkinen resigned as our President effective March 31, 2012. The base salary reflected is his salary as of his termination date.

Annual Incentive Compensation

In establishing our annual incentive compensation plan, our objective is to provide cash awards linked to company and individual performance, remain competitive in the marketplace and drive performance toward company goals. Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level. In setting these objectives, we identify the financial and operational results required to successfully grow the business, while also recognizing that internal and external factors may hinder this progress. As such, these objectives are intended to be challenging to achieve but within reach. Our annual incentive compensation plan for named executive officers is a component of the SMT Bonus Plan, which is summarized and described in the section titled “—Employee Benefit and Stock Plans” below. For 2012, the compensation committee determined that the appropriate performance period would be annual because the compensation committee believed a full annual period reflected the best means for evaluating and rewarding performance. The compensation committee selected revenue and (adjusted) EBITDA as the corporate performance goals because these represented key objectives for us in 2012. Consistent with our incentive compensation philosophy, the compensation committee set targets for these key objectives to be challenging but reachable with exemplary corporate performance. The compensation committee determined the relative weighting between corporate and individual performance based on the role of the executive officer within the company. The percentage breakdown between corporate goals and individual goals for each named executive officer was as follows: (i) Messrs. Flint, Inkinen, Aggarwal, and Levine had a 90% corporate / 10% individual breakdown, and (ii) Messrs. Farnedi and Darling had a 70% corporate / 30% individual breakdown. Messrs. Flint, Inkinen, Aggarwal, and Levine, who are all c-level executives, had a greater emphasis on corporate goals because the compensation committee wanted to more closely tie the annual incentive opportunities to our c-level executives with corporate results. With respect to assessing individual performance, our CEO reviews the individual objectives for, and achievements of, the named executive officers (other than himself) because he is best suited to evaluate his direct reports. The compensation committee reviews the individual objectives for, and achievements of, our CEO. For 2012, corporate achievement was capped at 200% because the compensation committee wanted to continue incentivizing our named executive officers to exceed the performance goals, while maintaining a cost certainty with respect to incentive compensation. In addition to the annual bonus plan, the compensation committee approved a discretionary overachievement pool of potentially $500,000 or $1,000,000 if we exceeded both of our 2012 corporate goals beyond a certain level. Individual allocations under this discretionary overachievement pool to any eligible employee in our 2012 bonus plan would be recommended by our CEO, subject to approval by the compensation committee.

2012 Incentive Target

For 2012, our annual cash incentive award opportunities were designed to reward our named executive officers based on our performance and the individual named executive officer’s contribution to that performance. The target award opportunity for our CEO was established by the compensation committee. With respect to our other named executive officers, each target award opportunity was based on the contractual rights set forth in his respective offer letter agreement. The 2012 target award opportunities were as follows:

Named Executive Officer	Target Award Opportunity
Peter Flint	$110,000
Sami Inkinen	100,000
Sean Aggarwal	100,000
Paul Levine	100,000
Daniele Farnedi	31,000
Scott Darling	50,000

In addition to regular annual incentive compensation, our compensation committee, in 2012, determined that the financial thresholds for the 2011 incentive awards were too aggressive and established an incentive arrangement for our CEO and former President to potentially earn, based on 2012 performance, a portion of the incentive award that was not earned in 2011. Accordingly, the compensation committee determined a rollover bonus potential for our CEO and former President of $55,000 and $50,000, respectively. If we achieved 2012 semi-annual revenue targets that were deemed very challenging, then each applicable executive officer would receive 50% of the applicable rollover bonus potential. If we exceeded these semi-annual targets by more than 5%, then each applicable executive officer would receive 100% of the applicable rollover bonus potential. The rollover bonuses would have been paid, to the extent earned, in July 2012, subject to continued employment of the executive officer at the end of the six-month period ending June 30, 2012. If the executive officer’s employment terminates prior to the end of the six-month period ending June 30, 2012, then any earned rollover bonus would be pro-rated. The rollover bonus was an incentive opportunity separate from and in addition to any annual 2012 incentive award.

2012 Incentive Achievement

None of our named executive officers received an annual cash incentive award for 2012 because we did not meet the minimum revenue and adjusted EBITDA objectives established under the SMT Bonus Plan or the revenue targets under the rollover bonus opportunity. As we did not achieve the threshold level of corporate performance to pay awards for 2012, the compensation committee did not undertake to review individual performance for purposes of the SMT Bonus Plan.

2013 Base Salary and Incentive Compensation

On March 5, 2013, the compensation committee approved base salary increases and annual incentive compensation targets for our named executive officers, effective January 28, 2013, as set forth below. In making these adjustments, the compensation committee considered the subjective factors described above in “Executive Compensation Philosophy and Objectives,” the peer group benchmarking analysis performed by our compensation consultant, internal compensation parity, as well as the contributions expected from, and responsibilities of, each named executive officer.

Named Executive Officer	Base Salary Approved for 2013	2013 Annual Incentive Compensation Target
Peter Flint	$350,000	$200,000
Sean Aggarwal	300,000	100,000
Paul Levine	300,000	100,000
Daniele Farnedi	260,000	50,000
Scott Darling	260,000	50,000

Sign-On Bonuses

In addition to our annual bonus opportunities, we occasionally provide for sign-on bonuses as a material inducement to join the company.

Equity-Based Incentive Compensation

We use stock options to attract, motivate, and incentivize the executive talent necessary to accomplish our business objectives while also providing a significant long-term interest in our success by rewarding the creation of stockholder value. Vesting for stock options is based on continued employment with us, generally over four years, thereby also encouraging the retention of our executive officers. In addition to stock options, we used restricted stock to incentivize our founders in connection with our incorporation. Also following our IPO, we started granting restricted stock units to provide for certain equity incentives regardless of fluctuations in our stock price.

Historically, we have not applied a formula to determine the size of individual stock options granted to our named executive officers. Instead, our board of directors has generally determined the size of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position and the size, value, and vesting status of existing equity awards. Based upon these factors, our board of directors or the compensation committee sets the size of each equity award at a level it considers appropriate to create a meaningful incentive.

Our executive officers generally receive a stock option grant at the time of hire, with only discretionary additional awards thereafter. In addition to the factors considered above, the size of new hire grants was based on arm’s-length negotiations at the time each named executive officer was hired. Our current informal practice is to not provide additional equity awards until after the initial stock option grant has been substantially vested.

During 2012, our board of directors and/or the compensation committee approved two named executive officer grants for an aggregate of 27,166 shares. Our board of directors granted a stock option to Mr. Inkinen for his service as a member of our board of directors and the compensation committee approved a merit grant to Mr. Farnedi because his existing option grants were largely vested compared to other named executive officers and we wanted to provide him with sufficient additional incentive to continue to align his interests with those of our stockholders.

The following table summarizes the size of the equity award grants awarded to each named executive officer in 2012:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Options Granted in 2012
Peter Flint	—
Sami Inkinen	10,500
Sean Aggarwal	—
Paul Levine	—
Daniele Farnedi	16,666
Scott Darling	—

In addition to the grants described above, in July 2012, the compensation committee amended the sign-on stock option grants of Messrs. Aggarwal and Darling to remove the one-year vesting cliff and to provide for monthly vesting over the four-year vesting period. The compensation committee made this amendment because it wanted Messrs. Aggarwal and Darling to be able to participate as selling stockholders in connection with our IPO and, absent the amendment, each of their sign-on grants would not have reached the one-year vesting cliff prior to our IPO.

Also in 2012, in connection with his confirmatory employment letter and in order to create parity among our named executive officers, we amended Mr. Farnedi’s 2011 stock option grant to provide for the similar potential accelerated vesting benefits as our other named executive officers.

We expect that the compensation committee may make discretionary equity grants shortly following the end of each year.

On March 5, 2013, the compensation committee approved equity awards for our named executive officers in an aggregate amount of 294,375 shares subject to stock options and 69,375 restricted stock units. The following table summarizes the equity awards granted to each named executive officer on March 5, 2013:

Named Executive Officer	Number of Shares of Common Stock Underlying Stock Options Granted in 2013	Number of Shares of Common Stock Underlying Restricted Stock Units Granted in 2013
Peter Flint	225,000	—
Sean Aggarwal	33,750	33,750
Paul Levine	15,000	15,000
Daniele Farnedi	13,125	13,125
Scott Darling	7,500	7,500

Retirement and Other Benefits

Our named executive officers receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. These benefits include medical, dental, and vision benefits; health savings accounts; short-term and long-term disability insurance; accidental death and dismemberment insurance; and basic life insurance. In addition, to promote preventative health measures, we reimburse all our employees for gym memberships.

Our named executive officers are eligible to participate in our 401(k) retirement savings plan on the same basis as our other employees who satisfy the plan’s eligibility requirements. We may make discretionary contributions to the plan in any year, subject to certain limits. In 2012, we made matching contributions under our 401(k) retirement savings plan to all eligible participants.

Generally, we have not provided perquisites or other personal benefits to our named executive officers, other than those offered to our other salaried employees. However, in 2012, we provided our CFO, who resides over 50 miles from our offices in San Francisco, with an apartment in San Francisco for his use on a tax-neutral basis so long as Mr. Aggarwal is required to work in San Francisco. At the time of his hiring in 2011, we believed that without providing this benefit, we would not have been able to induce Mr. Aggarwal to join us and we continued this benefit in 2012. Currently, we do not view perquisites or other personal benefits as a component of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Certain Arrangements with Executive Officers

In August 2012, we entered into confirmatory employment letter agreements with Messrs. Flint and Farnedi that confirm the terms of their employment with us. In addition, the initial terms and conditions of employment for Messrs. Aggarwal, Levine and Darling are set forth in written offer letter agreements. Each of the agreements with our named executive officers was negotiated on our behalf by our CEO, who consulted with our board of directors, except for our confirmatory employment letter agreement with Mr. Flint, which was negotiated on our behalf by our board of directors. We believe that the confirmatory employment letter and offer letter agreements were necessary to induce these individuals to forego other opportunities or, in the case of the offer letter agreements, to leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, we recognized that it would be necessary to recruit candidates with the requisite experience and skills. Accordingly, we sought to develop competitive compensation packages to attract qualified candidates who could fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure, balancing both competitive and internal equity considerations.

For a summary of the material terms and conditions of these executive offer letter agreements, see “—Executive Confirmatory Employment Letter and Offer Letter Agreements.”

Severance and Change in Control Arrangements

The confirmatory employment letter and offer letter agreements and/or equity award agreements entered into with certain of our named executive officers provide certain protections in the event of their termination of employment under specified circumstances, including following a change in control of our company. We believe that these protections serve our executive retention objectives by helping our named executive officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of certain qualifying terminations of employment or a transaction that could result in a change in control of our company. The terms of these agreements were determined after review by our board of directors of our retention goals for each named executive officer. For a summary of the material terms and conditions of these severance and change in control arrangements, see the section titled “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership Guidelines

At this time, the compensation committee has not adopted stock ownership guidelines with respect to our named executive officers, although it may consider doing so in the future. In connection with our IPO, we established an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Compensation Recovery Policy

At this time, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The compensation committee intends to adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Tax and Accounting Treatment of Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.

Under a certain Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of the IPO will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs. Our 2012 Plan has been designed to permit (but not require) the compensation committee to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m). We expect that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers under the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit under Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Internal Revenue Code during 2012, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, formerly known as SFAS 123(R), for our equity-based awards. ASC Topic 718 requires companies to measure the compensation expense for all equity-based payment awards made to employees and directors, including stock options and restricted stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their equity-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Risk Assessment and Compensation Practices

Our management assesses and discusses with the compensation committee our compensation policies and practices for our employees as they relate to our overall risk management, and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by each individual who served as our principal executive officer or principal financial officer at any time during 2012, and our three other named executive officers who were serving as executive officers as of December 31, 2012. These individuals were our named executive officers for 2012.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)		Bonus ($)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Peter Flint	2012	$278,917	$—		$—		$—	$—		$278,917
Chief Executive Officer	2011	241,667	674,654		—		—	—		916,321

Sami Inkinen	2012	72,917	124,874	(4)	—		—	142,201	(5)	339,992
Former President*	2011	233,333	551,990		—		—	7,000		792,323

Sean Aggarwal	2012	256,000	—		—		—	87,489	(6)	343,489
Chief Financial Officer	2011	37,500	664,780		50,000	(7)	14,247	6,207		772,734

Paul Levine	2012	264,180	—		—		—	6,933		271,113
Chief Operating Officer	2011	220,673	1,171,840		—		48,219	5,833		1,446,565

Daniele Farnedi	2012	220,323	131,328		—		—	6,106		357,757
Chief Technology Officer	2011	200,833	116,626		—		23,000	6,662		347,121

Scott Darling	2012	226,462	—		—		—	8,750		235,212
Vice President, General Counsel, and Corporate Secretary	2011	39,219	265,912		—		8,356	—		313,487

*	Mr. Inkinen resigned as our President in March 2012, but continues to serve as a member of our board of directors.
(1)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in 2012, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 4, 2013.

(2)

The amounts reported represent performance-based awards earned by each named executive officer based on the achievement of certain of our company and individual management goals and the individual’s target incentive compensation amount, pro-rated for 2011 based on their hire date, if applicable. The material terms of the incentive compensation awards are described in the section titled “—Elements of Executive Compensation—Annual Incentive Compensation.” The amounts were paid in February 2012.

(3)	Unless otherwise described in the footnotes below, the amounts reported represent the amount of the matching contributions made by us to the named executive officer’s account under our 401(k) plan.
(4)

Of the amount reported, $39,614 represents the incremental fair value, calculated in accordance with ASC Topic 718, as a result of material modifications to Mr. Inkinen’s stock options that extended the post-termination exercise period provided in the Transition Agreement.

(5)

Of the amount reported, $114,583 reflects a cash severance payment made to Mr. Inkinen pursuant to the Transition Agreement that we entered into with him in connection with his termination of employment, and $25,801 of the amount reported reflects payment of accrued vacation.

(6)

Of the amount reported, $84,055 represents costs incurred by and reimbursed to Mr. Aggarwal in 2012 for housing costs in San Francisco as further discussed in “—Executive Confirmatory Employment Letter and Offer Letter Agreements—Sean Aggarwal.”

(7)	The amount represents a $50,000 sign-on bonus for Mr. Aggarwal earned in November 2011 when he joined, which was paid in January 2012.

Grants of Plan-Based Awards 2012

The following table presents information regarding grants of plan-based awards made to our named executive officers during 2012.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($) (1)			All Other Option Awards: Number of Securities Underlying Options #		Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Option Awards ($) (3)
Name	Grant Date	Threshold	Target
Peter Flint	—	—	$110,000	(4)	—		$—	$—
Sami Inkinen	9/19/2012	—	100,000	(5)	10,500	(6)	17.00	85,260
Sean Aggarwal	—	—	100,000	(7)	—		—	—
Paul Levine	—	—	100,000	(8)	—		—	—
Daniele Farnedi	7/27/2012	—	31,000	(9)	13,096	(10)	16.53	103,197
	7/27/2012	—	—		3,570	(10)	16.53	28,132
Scott Darling	—	—	50,000	(11)	—		—	—

(1)

The amounts represent target performance-based amounts payable at the time the grants of awards were made and assume the achievement of the corporate and individual components at the target levels for 2012. Payments under this plan are not subject to a minimum payment requirement but are subject to a maximum payment at the target amount. The material terms of the awards are discussed in the section titled “Elements of Executive Compensation—Annual Incentive Compensation.”

(2)

The exercise price is set at the fair market value per share of our common stock on the grant date. For a discussion of our methodology for determining the fair value of our common stock, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)

The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer in 2012, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 4, 2013.

(4)	Mr. Flint did not receive an annual incentive bonus for 2012. The targets underlying this bonus were not achieved and no bonus was paid.
(5)	Mr. Inkinen did not receive an annual incentive bonus for 2012. His employment was terminated prior to the end of the year and he was not eligible for a payment.
(6)

The stock option granted to Mr. Inkinen is not immediately exercisable and will vest in 9 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(7)	Mr. Aggarwal was eligible to receive a $100,000 annual incentive bonus, subject to specific performance metrics. The targets underlying this bonus were not achieved and no bonus was paid.
(8)	Mr. Levine was eligible to receive a $100,000 annual incentive bonus, subject to specific performance metrics. The targets underlying this bonus were not achieved and no bonus was paid.
(9)	Mr. Farnedi was eligible to receive a $31,000 annual incentive bonus, subject to specific performance metrics. The targets underlying this bonus were not achieved and no bonus was paid.
(10)

The stock options granted to Mr. Farnedi are not immediately exercisable and will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date. In the event Mr. Farnedi’s employment is either terminated by us without cause or he resigns for good reason within 12 months following a change in control, then, in each case, Mr. Farnedi will be entitled to accelerated vesting in 50% of the then-unvested shares subject to the stock option.

(11)	Mr. Darling was eligible to receive a $50,000 annual incentive bonus, subject to specific performance metrics. The targets underlying this bonus were not achieved and no bonus was paid.

Outstanding Equity Awards at 2012 Year-End

The following table sets forth information regarding outstanding stock options held by our named executive officers at the end of 2012:

	Option Awards (1)
Name	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Peter Flint	9/22/2009	(2)	266,339		61,465	$4.29	2/7/2021
Sami Inkinen	10/1/2012	(3)	2,333		8,167	17.00	9/18/2022
Sean Aggarwal	11/9/2011	(4)	241,772	(5)	—	5.55	11/8/2021
Paul Levine	2/14/2011		197,356		290,204	4.29	5/10/2021
Daniele Farnedi	1/18/2007		132,254		—	0.15	1/30/2017
	1/18/2011	(2)	27,152		29,514	4.29	2/7/2021
	8/1/2012	(6)	1,388		15,278	16.53	7/26/2022
Scott Darling	10/31/2011	(4)	19,506		68,502	5.55	11/8/2021

(1)

Each stock option was granted pursuant to our 2005 Plan. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable. Unless otherwise described in the footnotes below, the shares of common stock subject to such stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance will vest in 36 successive equal monthly installments upon the completion of each additional month of service thereafter.

(2)

These stock options were granted to Messrs. Flint, Inkinen, and Farnedi on February 8, 2011. These options will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(3)

This stock option was granted to Mr. Inkinen on September 19, 2012. This option will vest in 9 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(4)

These stock options were granted to Messrs. Aggarwal and Darling on November 9, 2011. This option will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

(5)

The stock option granted to Mr. Aggarwal is immediately exercisable for any or all of the shares subject thereto. However, 176,293 unvested shares purchased under such option will be subject to repurchase by us, at the lower of the original price paid per share or the current fair market value per share, should he cease to provide services to us prior to vesting in those shares.

(6)

This stock option was granted to Mr. Farnedi on July 27, 2012. This option will vest in 48 successive equal monthly installments upon the completion of each month of service measured from the vesting commencement date.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of options during 2012 for each of our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Peter Flint	—	$—
Sami Inkinen	201,150	2,397,708
Sean Aggarwal	—	—
Paul Levine	48,200	516,222
Daniele Farnedi	20,300	301,455
Scott Darling	8,700	82,215

(1)	Reflects the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during 2012.

Executive Confirmatory Employment Letter and Offer Letter Agreements

Peter Flint

We entered into a confirmatory employment letter agreement with Mr. Flint, our CEO, in August 2012. The confirmatory employment letter agreement has no specific term and constitutes at-will employment. Mr. Flint is eligible for an annual incentive bonus of $110,000, subject to achievement of specific performance metrics. In addition, Mr. Flint was eligible for a one-time rollover bonus of $55,000 in the six months ended June 30, 2012 that was not earned.

Sami Inkinen

We had not entered into an employment agreement or offer letter agreement with Mr. Inkinen. In 2012, in connection with his termination of employment, we entered into a transition agreement with Mr. Inkinen. For a summary of the material terms and conditions of the transition agreement, see the section titled “—Sami Inkinen Transition Agreement.”

Sean Aggarwal

We entered into an offer letter agreement with Mr. Aggarwal, our CFO, in October 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Aggarwal was provided with a $50,000 sign-on bonus payable within 30 days of his joining us. The sign-on bonus is subject to repayment if

Mr. Aggarwal resigns within 12 months of his start date. Mr. Aggarwal is eligible for an annual incentive bonus of $100,000, subject to achievement of specific performance metrics. Mr. Aggarwal’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Aggarwal will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award. Also, we reimburse Mr. Aggarwal for an apartment in San Francisco on a tax-neutral basis so long as Mr. Aggarwal is required to work in San Francisco.

Paul Levine

We entered into an offer letter agreement with Mr. Levine, our COO, in February 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Levine is eligible for an annual incentive bonus of $100,000, subject to achievement of specific performance metrics. Mr. Levine’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Levine will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award.

Daniele Farnedi

We entered into a confirmatory employment letter agreement with Mr. Farnedi, our Chief Technology Officer, in August 2012. The confirmatory employment letter agreement has no specific term and constitutes at-will employment. Mr. Farnedi’s confirmatory employment letter agreement provides that Mr. Farnedi is eligible for an annual incentive bonus of $31,000, subject to achievement of specific performance metrics. Mr. Farnedi’s confirmatory employment letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Farnedi will be entitled to accelerated vesting in 50% of the then-unvested shares subject to the stock option granted to Mr. Farnedi in February 2011 and July 2012.

Scott Darling

We entered into an offer letter agreement with Mr. Darling, our Vice President, General Counsel, and Corporate Secretary, in October 2011. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Darling is eligible for an annual incentive bonus of $50,000, subject to achievement of specific performance metrics. Mr. Darling’s offer letter agreement provides that, in the event his employment is either terminated by us without “cause” (as defined below) or he resigns for “good reason” (as defined below), within 12 months following a change in control, then, in each case, Mr. Darling will be entitled to accelerated vesting in 50% of the then-unvested shares subject to his sign-on stock option award.

Definitions of Terms

For purposes of the offer letter agreements and confirmatory employment letter agreement with Mr. Farnedi, “cause” means dishonesty, fraud, serious misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by criminal law (except minor violations), in each case as determined by our board of directors, whose determination shall be conclusive and binding.

For purposes of the offer letter agreements of Messrs. Aggarwal, Levine, and Darling and the confirmatory employment letter agreement with Mr. Farnedi, “good reason” means:

•	A reduction in base compensation of greater than 25% due to a change in control;

•	The executive is subjected to discrimination, harassment or abuse as a result of race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; or

•	Upon our or our successor’s request, the executive refuses to relocate to a facility or location outside the San Francisco Bay Area.

Sami Inkinen Transition Agreement

We entered into a transition agreement and release with Sami Inkinen, our former President, dated March 28, 2012. The agreement provides that Mr. Inkinen’s employment terminated on March 31, 2012 and in consideration for executing a release, Mr. Inkinen received: (1) continuing payments of his then-current base salary for six months; (2) continued eligibility to receive the rollover bonus described above on a pro-rated basis, subject to achievement of the 2012 performance measures; (3) reimbursement for mobile phone, voice, and data service expenses, up to $200 per month, for six months; and (4) COBRA reimbursements for a period of six months, or until Mr. Inkinen has secured other employment and has become eligible for health benefits from such new employer, whichever occurs first. Mr. Inkinen was paid $114,583 in severance pursuant to his Transition Agreement and also a payment of $25,801in accrued vacation.

As a part of the transition agreement, Mr. Inkinen agreed to continue to serve as a member of our board of directors until at least December 31, 2013. We will reimburse Mr. Inkinen for reasonable travel and other incidental expenses approved by us related to director service, so long as Mr. Inkinen provides us with appropriate receipts or other relevant documentation.

The transition agreement also provides that Mr. Inkinen will continue to vest in his outstanding stock option through September 30, 2012. Mr. Inkinen will be entitled to exercise his outstanding stock option until the later of one year after Mr. Inkinen ceases to provide any services to us or December 31, 2013 (but in no event later than the original 10-year expiration date set forth in the grant notice related to such stock option).

Potential Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers. For purposes of the table, a qualifying termination of employment is considered “in connection with a change in control” if such involuntary termination without cause or voluntary termination for good reason occurs within the period 12 months, unless otherwise described in the footnotes below, following the “change in control” (as defined in each agreement). Payments and benefits are estimated assuming that the triggering event took place on December 31, 2012. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Named Executive Officer	Accelerated Vesting of Options ($) (1)
Peter Flint	$734,507	(2)
Sami Inkinen	—	(3)
Sean Aggarwal	942,286	(4)
Paul Levine	1,733,969	(5)
Daniele Farnedi	176,346	(6)
Scott Darling	366,143	(7)

(1)

The amounts represent the intrinsic value of the stock options that would vest on an accelerated basis in connection with such termination. Such intrinsic value is determined by multiplying (a) the amount by which the fair market value per share of our common stock on December 31, 2012 of $16.24 exceeded the exercise price per share in effect under each option by (b) the number of unvested shares that vest on an accelerated basis under such option.

(2)

We have entered into an agreement with Mr. Flint that provides for 25% acceleration of unvested shares following a change in control and 100% acceleration of unvested shares if, within 12 months following a change in control, Mr. Flint is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2012, 61,465 shares of common stock subject to Mr. Flint’s option would have accelerated if his employment had been terminated in connection with a change in control.
(3)

We have entered into an agreement with Mr. Inkinen that provides for 100% acceleration of unvested shares following a change in control. As of December 31, 2012, 8,167 shares of common stock subject to Mr. Inkinen’s option would have accelerated in connection with a change in control.

(4)

We have entered into an agreement with Mr. Aggarwal that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Aggarwal is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2012, 88,147 shares of common stock subject to Mr. Aggarwal’s option would have accelerated if his employment had been terminated in connection with a change in control.

(5)

We have entered into an agreement with Mr. Levine that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Levine is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2012, 145,102 shares of common stock subject to Mr. Levine’s option would have accelerated if his employment had been terminated in connection with a change in control.

(6)

We have entered into an agreement with Mr. Farnedi that provides for 50% acceleration of unvested shares subject his February 2011 and July 2012 stock option grants if, within 12 months following a change in control, Mr. Farnedi is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2012, 22,396 shares of common stock subject to Mr. Farnedi’s option would have accelerated if his employment had been terminated in connection with a change in control.

(7)

We have entered into an agreement with Mr. Darling that provides for 50% acceleration of unvested shares if, within 12 months following a change in control, Mr. Darling is involuntarily terminated without cause (as defined in the notice of grant) or voluntarily terminates for good reason (as defined in the notice of grant). As of December 31, 2012, 34,251 shares of common stock subject to Mr. Darling’s option would have accelerated if his employment had been terminated in connection with a change in control.

Employee Benefit and Stock Plans

2012 Equity Incentive Plan

For a description of the terms of our 2012 Plan, please see the section titled “Amendment of our 2012 Equity Incentive Plan—Summary of the 2012 Equity Incentive Plan.”

SMT Bonus Plan

Our SMT Bonus Plan, or the Bonus Plan, was adopted by the compensation committee in March 2012. The Bonus Plan allows the compensation committee to provide cash incentive awards to selected executives, officers, or key employees, including our named executive officers, based upon performance goals established by the compensation committee.

Under the Bonus Plan, the compensation committee determines the performance goals applicable to any award, which goals may include, without limitation: attainment of research and development milestones; bookings; business divestitures and acquisitions; cash flow; cash position; contract awards or backlog; customer renewals; customer retention rates from an acquired company, business unit, or division; earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes, and net earnings); earnings per share; expenses; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; inventory turns; inventory levels; market share; net income; net profit; net sales; new product development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; product defect measures; product release timelines; productivity; profit; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results;

sales growth; stock price; time to market; total stockholder return; working capital; and individual objectives such as peer reviews or other subjective or objective criteria. Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be adjusted on an individual, divisional, business unit, or company-wide basis. The performance goals may differ from participant to participant and from award to award.

The compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the compensation committee’s discretion. The compensation committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards are paid in cash only after they are earned, which usually requires continued employment through the date a bonus is paid. Payment of bonuses occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Bonus Plan.

The compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan provided such action does not impair the existing rights of any participant with respect to any earned bonus.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. In 2012, we made matching contributions into the 401(k) plan. Our contributions to the 401(k) plan are discretionary and fully vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

Equity Compensation Plan Information

The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	3,608,326	(1)(2)	$6.45	(3)	2,127,279
Equity compensation plans not approved by stockholders	—		—		—

Total	3,608,326				2,127,279

(1)

Includes the following plans: 2012 Plan and 2005 Plan. As of December 31, 2012, a total of 2,370,000 shares of our common stock have been reserved for issuance pursuant to the 2012 Plan, which number excludes the 1,102,112 shares that were added to the 2012 Plan as a result of the automatic annual increase on January 1, 2013. In addition, the shares reserved for issuance under the 2012 Plan also include shares returned to the 2005 Plan as the result of expiration or termination of awards (provided that the maximum number of shares that may be added to the 2012 Plan pursuant to this provision is 1,000,000 shares). Our 2012 Plan provides that on January 1st of each year commencing in 2013 and ending on (and including) January 1, 2022, the number of authorized shares for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 2,100,000 shares, (ii) 4% of the outstanding shares of our common stock as of the last day of our immediately preceding year, or (iii) such other amount as our board of directors may determine.
(2)	Includes 37,760 shares that may be issued under restricted stock unit awards as of December 31, 2012.
(3)	Excludes 37,760 shares that may be issued under restricted stock unit awards as of December 31, 2012.

Stock Performance Graph

We have presented below the cumulative total return to our stockholders during the period from September 19, 2012 (the date our common stock commenced trading on the NYSE) through December 31, 2012 in comparison to the NYSE Composite Index and NYSE Arca Tech 100 Index. All values assume a $100 initial investment and data for the NYSE Composite Index and NYSE Arca Tech 100 Index assume reinvestment of dividends. The comparisons are based on historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

The information under “Stock Performance Graph” is not deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference in any filing of Trulia under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in those filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2013, for:

•	each of our executive officers named in the 2012 Summary Compensation Table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities;

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2013 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 32,084,152 shares of our common stock outstanding as of March 31, 2013. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Trulia, Inc., 116 New Montgomery Street, Suite 300, San Francisco, California 94105.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Peter Flint (1)	2,511,358	7.75%
Sean Aggarwal (2)	243,178	*
Paul Levine (3)	203,789	*
Daniele Farnedi (4)	159,252	*
Scott Darling (5)	20,032	*
Erik Bardman (6)	24,500	*
Sami Inkinen (7)	1,241,669	3.87%
Robert Moles (8)	100,845	*
Theresia Gouw (9)	2,428,307	7.57%
Gregory Waldorf (10)	117,532	*
All executive officers and directors as a group (10 persons) (11)	7,050,462	21.25%
5% Stockholders:
Accel IX L.P. (12)	2,420,141	7.54%
Fayez Sarofim Investment Partnership No. 5, L.P. (13)	2,216,651	6.91%
Caledonia (Private) Investments Pty Limited (14)	4,255,525	13.26%
Sequoia Capital XII, L.P. (15)	2,313,807	7.21%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Consists of (i) 1,589,959 shares held of record by Mr. Flint, (ii) 606,851 shares held of record by the Peter Flint 2 Year Grantor Retained Annuity Trust for which Mr. Flint serves as trustee, and (iii) 314,548 shares subject to outstanding options which are exercisable as of May 30, 2013. Mr. Flint has sole voting and investment power with respect to the shares held in the Peter Flint 2 Year Grantor Retained Annuity Trust.

(2)	Consists of 243,178 shares subject to outstanding options, 241,772 of which are exercisable as of May 30, 2013, 92,070 of which will be vested as of May 30, 2013.

(3)	Consists of (i) 34,471 shares held of record by Mr. Levine and (ii) 169,318 shares subject to outstanding options which are exercisable as of May 30, 2013.
(4)	Consists of 159,252 shares subject to outstanding options which are exercisable as of May 30, 2013, all of which will be vested as of May 30, 2013.
(5)	Consists of 20,032 shares subject to outstanding options which are exercisable as of May 30, 2013, all of which will be vested as of May 30, 2013.
(6)	Consists of 24,500 shares subject to an outstanding option which is exercisable as of May 30, 2013, 22,458 of which will be vested as of May 30, 2013.
(7)	Consists of (i) 1,233,503 shares held of record by Mr. Inkinen and (ii) 8,166 shares subject to outstanding options all of which will be vested as of May 30, 2013.
(8)	Consists of 100,845 shares subject to outstanding options which are exercisable as of May 30, 2013, all of which will be vested as of May 30, 2013.
(9)

Consists of the shares listed in footnote (12) below which are held by entities affiliated with Accel Partners. Ms. Gouw, one of our directors, is one of the managing members of Accel IX Associates L.L.C., the general partner of Accel IX L.P., Accel IX Strategic Partners L.P. and Accel Investors 2005 L.L.C. and, therefore, is deemed to share voting and investment power over the shares held by the entities associated with Accel Partners. Also consists of 8,166 shares subject to outstanding options all of which will be vested as of May 30, 2013.

(10)

Consists of (i) 24,495 shares held of record by Mr. Waldorf; (ii) 6,250 shares held of record by Waldorf 2009 Trust dated June 15, 2009 for which Mr. Waldorf serves as trustee (the “Waldorf 2009 Trust”); (iii) 37,787 shares held of record by GLW 2004 Revocable Trust dated 11/15/2004 for which Mr. Waldorf serves as trustee (the “Waldorf 2004 Trust,” and together with the Waldorf 2009 Trust, the “Waldorf Trusts”); and (iv) 49,000 shares subject to outstanding options which are exercisable as of May 30, 2013, 44,916 of which will be vested as of May 30, 2013. Mr. Waldorf has sole voting and investment power over the Waldorf Trusts’ shares. In addition, Mr. Waldorf is a limited partner in Fayez Sarofim Investment Partnership No. 5, L.P. Mr. Waldorf does not have voting or investment power with respect to the shares held by Fayez Sarofim Investment Partnership No. 5, L.P.

(11)

Consists of (i) 5,953,457 shares held of record by our current directors and executive officers and (ii) 1,097,005 shares subject to outstanding options which are exercisable as of May 30, 2013, 939,771 of which will be vested as of May 30, 2013.

(12)

Consists of (i) 2,017,186 shares held of record by Accel IX, L.P.; (ii) 214,909 shares held of record by Accel IX Strategic Partners L.P.; and (iii) 188,046 shares held of record by Accel Investors 2005 L.L.C. James W. Breyer, Kevin J. Efrusy, Ping Li, Arthur C. Patterson, and Theresia Gouw, as managing members of Accel IX Associates L.L.C., the general partner of Accel IX L.P. and Accel IX Strategic Partners L.P., share voting and investment power with respect to the shares held by Accel IX L.P. and Accel IX Strategic Partners L.P. James W. Breyer, Kevin J. Efrusy, Ping Li, Arthur C. Patterson, and Theresia Gouw, as managing members of Accel Investors 2005 L.L.C., share voting and investment power with respect to the shares held by Accel Investors 2005 L.L.C. The principal address of Accel Partners is 428 University Avenue, Palo Alto, California 94301.

(13)

Consists of 2,216,651 shares held of record by Fayez Sarofim Investment Partnership No. 5, L.P. Fayez Sarofim and Raye G. White, as officers of FSI No. 2 Corporation, the managing general partner of Fayez Sarofim Investment Partnership No. 5, L.P., share voting and investment power with respect to the shares held by Fayez Sarofim Investment Partnership No. 5, L.P. The principal address of Fayez Sarofim Investment Partnership No. 5, L.P. is Two Houston Center, Suite 2907, Houston, Texas 77010.

(14)

According to a Schedule 13G/A filed on March 22, 2013, Caledonia (Private) Investments Pty Limited owns 4,255,525 shares of our common stock. The principal address of Caledonia (Private) Investments Pty Limited is Level 18, Gateway, One Macquarie Place, Sydney NSW 2000, Australia.

(15)

Consists of (i) 1,516,527 shares held of record by Sequoia Capital XII, L.P.; (ii) 162,082 shares held of record by Sequoia Capital XII Principals Fund, LLC; and (iii) 56,747 shares held of record by Sequoia Technology Partners XII, L.P. (collectively, “Sequoia Capital”). Michael Goguen, Douglas Leone, Michael Moritz, James J. Goetz, and Roelof F. Botha, as managing members of SC XII Management, LLC, the general partner of Sequoia Capital XII, L.P. and Sequoia Technology Partners XII, L.P., share voting and investment power with respect to the shares held by Sequoia Capital XII, L.P. and Sequoia Technology Partners XII, L.P. Michael Goguen, Douglas Leone, Michael Moritz, James J. Goetz, and Roelof F. Botha, as managing members of SC XII Management, LLC, the managing member of Sequoia Capital XII Principals Fund, LLC, share voting and investment power with respect to the shares held by Sequoia Capital XII Principals Fund, LLC. The principal address of Sequoia Capital is 3000 Sand Hill Road, 4-250, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed, when required, in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2012 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Transition Agreement

We entered into a transition agreement and release with Sami Inkinen, our former President, dated March 28, 2012. For a more detailed description of this agreement, see the section titled “Executive Compensation—Sami Inkinen Transition Agreement.”

Letter Agreements

In January 2012, we entered into a letter agreement with Gregory Waldorf, a non-employee member of our board of directors. See the section titled “Board of Directors and Corporate Governance—Non-Employee Director Compensation—Gregory Waldorf Letter Agreement” for a more detailed description of this agreement.

In May 2012, we entered into a letter agreement with Erik Bardman, a non-employee member of our board of directors. See the section titled “Board of Directors and Corporate Governance—Non-Employee Director Compensation—Erik Bardman Letter Agreement” for a more detailed description of this agreement.

Investor Rights Agreement

On May 8, 2008, we entered into a Third Amended and Restated Investor Rights Agreement with the holders of our outstanding convertible preferred stock, including entities affiliated with Accel Partners, Fayez Sarofim Investment Partnership, and Sequoia Capital, which each hold more than 5% of our outstanding capital stock, and Peter Flint and Sami Inkinen, our co-founders. As of March 31, 2013, the holders of 10,966,044 shares of our common stock, including our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended.

Executive Confirmatory Employment Letter and Offer Letter Agreements

We have entered into confirmatory employment letter and offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Confirmatory Employment Letter and Offer Letter Agreements” for more information regarding these agreements.

Other Transactions

We have granted stock options to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Grants of Plan-Based Awards” and “Board of Directors and Corporate Governance—Non-Employee Director Compensation” for a description of these options.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control” for more information regarding these agreements.

Other than as described above under this section titled “Certain Relationships and Related Person Transactions,” since January 1, 2012, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. We have adopted a policy regarding transactions between us and related persons. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2012, all Section 16(a) filing requirements were satisfied on a timely basis.

2012 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2012 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.trulia.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Trulia, Inc., 116 New Montgomery Street, San Francisco, California 94105.

*            *            *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California

April 26, 2013

APPENDIX A

TRULIA, INC.

2012 EQUITY INCENTIVE PLAN

(as amended and restated, subject to approval at

the 2013 Annual Meeting of Stockholders)

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2. Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Trulia, Inc., a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(m) “Director” means a member of the Board.

(n) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(s) “Fiscal Year” means the fiscal year of the Company.

(t) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u) “Inside Director” means a Director who is an Employee.

(v) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(w) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(x) “Option” means a stock option granted pursuant to the Plan.

(y) “Outside Director” means a Director who is not an Employee.

(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(aa) “Participant” means the holder of an outstanding Award.

(bb) “Performance Goals” will have the meaning set forth in Section 22 of the Plan.

(cc) “Performance Period” will have the meaning set forth in Section 11 of the Plan.

(dd) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ee) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ff) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg) “Plan” means this 2012 Equity Incentive Plan, as amended and restated.

(hh) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ii) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(jj) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ll) “Section 16(b)” means Section 16(b) of the Exchange Act.

(mm) “Service Provider” means an Employee, Director or Consultant.

(nn) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(oo) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(pp) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 5,472,112 Shares (for the avoidance of doubt, this number includes the Shares added to the Plan as a result of Section 3(b) on January 1, 2013), plus (ii) any Shares subject to stock options or similar awards granted under the 2005 Stock Incentive Plan, as amended (the “2005 Plan”) that, after the Registration Date, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2005 Plan that, after the Registration Date, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to clause (ii) equal to 1,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2014 Fiscal Year, in an amount equal to the least of (i) 2,100,000 Shares, (ii) 4% of the outstanding Shares on the last day of the immediately preceding Fiscal Year or (iii) such number of Shares determined by the Board.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3(b) and 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4. Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

(A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7. Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8. Restricted Stock Units.

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period,” and will consist of any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12. Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

13. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 3 and Section 22 of the Plan.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d) Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Performance Units and Performance Shares, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

14. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

15. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

16. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

17. Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 18 of the Plan.

18. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

21. Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the provisions of this Section 21 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 21.

(b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Code Section 162(m). As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, business unit or division, earnings (which may include earnings before interest, taxes, depreciation and amortization, earnings before taxes and net earnings), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, inventory turns, inventory levels, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, stock price, time to market, total stockholder return, and working capital. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share basis, (E) against the performance of the Company as a whole or a segment of the Company and/or (F) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants and whether a Performance Goal shall be measured in accordance with generally accepted accounting principles (“GAAP”) or a basis other than GAAP.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Code Section 162(m), with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code

Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Section 162(m) Limitations. The following limitations shall apply to Awards under the Plan: During any Fiscal Year, no Employee will be granted:

(i) Options and/or Stock Appreciation Rights covering more than a total of 1,000,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Options and/or SARs covering up to a total of 1,000,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences;

(ii) Restricted Stock and/or Restricted Stock Units and/or Performance Shares covering more than 500,000 Shares; provided, however, that in connection with his or her initial employment, an Employee may be granted Restricted Stock, Restricted Stock Units and/or Performance Shares covering up to a total of 500,000 additional Shares in the Fiscal Year in which his or her service as an Employee first commences; and

(iii) Performance Units having a grant date fair value (determined in accordance with U.S. GAAP) greater than $2,000,000; provided, however, that in connection with his or her initial employment, an Employee may be granted additional Performance Units in the Fiscal Year in which his or her service as an Employee first commences having a grant date fair value (determined in accordance with U.S. GAAP) no greater than $4,000,000.

(iv) If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13(c)), the cancelled Award will be counted against the limits set forth in this subsection (b).

(v) The limits set forth in sub-sections (d)(i) and (ii) shall be subject to adjustment by the provisions of Section 13.

(e) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

22. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

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TRULIA, INC. 116 NEW MONTGOMERY STREET SUITE 300 SAN FRANCISCO, CA 94105

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M59238-P40421	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TRULIA, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors
	Nominees:	For	Abstain
	1a. Peter Flint	☐	☐
	1b. Gregory Waldorf	☐	☐		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.				☐	☐	☐

3.	To amend and restate the 2012 Equity Incentive Plan to (i) add 2 million shares to the total number of shares of common stock reserved for issuance thereunder and (ii) modify it to allow us the ability to deduct in full under Section 162(m) of the Internal Revenue Code of 1986, as amended, the compensation recognized by our executive officers in connection with certain awards that may be granted under the 2012 Equity Incentive Plan in the future.				☐	☐	☐

4.	Advisory vote on executive compensation.				☐	☐	☐

The Board of Directors recommends you vote 3 years on the following proposal:				3 Years	2 Years	1 Year	Abstain

5.	Advisory vote on the frequency of future advisory votes on executive compensation.			☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at www.proxyvote.com.

M59239-P40421

PROXY

TRULIA, INC.

Proxy for Annual Meeting of Stockholders June 5, 2013, 1:00 PM

The undersigned stockholder of Trulia, Inc., a Delaware corporation, hereby appoints Peter Flint and Prashant “Sean” Aggarwal, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Trulia to be held on Wednesday, June 5, 2013 at 1:00 p.m., Pacific Time at Trulia’s corporate offices located at 116 New Montgomery, San Francisco, California 94105 and at any adjournment or postponement thereof, and to vote all shares of Common Stock of Trulia held of record by the undersigned at the close of business on April 19, 2013, as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRULIA, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2013 (THE “ANNUAL MEETING”), IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE PROPOSALS STATED ON THE REVERSE SIDE, AND AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THESE PROPOSALS.

Continued and to be signed on reverse side